Cypress Bioscience, Inc. Announces Third Quarter 2006 Results

SAN DIEGO, CA -- 11/09/2006 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the third quarter of 2006. For the quarter ended September 30, 2006, the Company reported a net loss of approximately $1.4 million or $0.04 per share basic and diluted compared to a net loss of approximately $0.2 million or $0.01 per share basic and diluted for the corresponding period in 2005. At September 30, 2006, the Company had cash, cash equivalents and investments totaling $103.8 million.

The Company reported revenues of $1.1 million and $3.4 million for the quarter and nine months ended September 30, 2006, respectively, compared to $1.6 million and $7.1 million for the quarter and nine months ended September 30, 2005, respectively. The revenues recognized during 2006 and 2005 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of 8 years, sponsored development reimbursements and funding received from Forest Laboratories during 2006 for certain of our employees devoted to the development of milnacipran. The decrease in revenues during the third quarter of 2006 and the nine months ended September 30, 2006 was primarily due to a decrease in sponsored development reimbursements during 2006 as a result of the completion of the first Phase III trial during the second half of 2005 and full enrollment for the extension trial to our first Phase III trial during the second quarter of 2005.

Total operating expenses for the quarter and nine months ended September 30, 2006 were $4.0 million and $14.3 million, respectively, compared to $2.5 million and $15.9 million for the quarter and nine months ended September 30, 2005, respectively. The increase in operating expenses for the quarter ended September 30, 2006 was primarily due to the recognition of stock-based compensation expense during the third quarter of 2006 for employee stock options in connection with the adoption of FAS 123R during 2006 compared to the recognition of a $1.6 million compensation benefit related to variable stock options during the third quarter of 2005. The increase in operating expenses during the third quarter of 2006 attributable to these non-cash charges was partially offset by a decrease in costs incurred during the third quarter of 2006 due to the completion of the first Phase III clinical trial during the second half of 2005 and full enrollment for the extension trial to our first Phase III trial during the second quarter of 2005. The decrease in operating expenses during the nine months ended September 30, 2006 was primarily attributable to a decrease in costs incurred during 2006 due to the completion of our first Phase III clinical trial during the second half of 2005 and full enrollment for the extension trial to our first Phase III trial during the second quarter of 2005. Also contributing to the decrease were license fees incurred during 2005 in connection with our prior sleep apnea program. This decrease in operating expenses in 2006 was partially offset by the recognition of stock-based compensation expense for employee stock options during 2006 and the recognition of a compensation benefit of $1.8 million related to variable stock options during the nine months ended September 30, 2005.

About Cypress Bioscience, Inc.

Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other central nervous system conditions. Cypress' strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.

In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. The top-line results from the first Phase III trial evaluating milnacipran as a potential treatment for FMS were announced in September 2005. Although the results did not achieve statistical significance at the p < 0.05 level, Cypress believes the preliminary results support continuation of the development program for milnacipran, which includes an ongoing second Phase III study, that was commenced in October 2004, and an additional third Phase III study, that was initiated in the first quarter of 2006.

We are continuing to evaluate other various potential strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that because we did not achieve statistical significance on our primary endpoints for the first Phase III clinical trial evaluating our only product, milnacipran for FMS, that the FDA may not accept the first completed Phase III trial as one of the two pivotal trials required for NDA approval even if we do decide to submit it as such; that upon further analysis of our first Phase III clinical trial, that we and Forest may elect not to continue development of milnacipran; that the results from our second and/or third Phase III clinical trial may not achieve statistical significance, that we may not be able to protect our milnacipran related patents and proprietary technology; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates or technologies or integrating any new companies. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                              CYPRESS BIOSCIENCE, INC.
                              Condensed Financial Data
                        (In thousands except per share data)

   Statement of Operations Data:

                               Quarter ended           Nine months ended
                                September 30,            September 30,
                              2006        2005         2006        2005
                           ----------  ----------   ----------  ----------
                                 (unaudited)              (unaudited)

Revenues under
 collaborative agreement   $    1,144  $    1,575   $    3,376  $    7,119

Operating expenses:
  Research and development      2,051       3,258        7,839      13,231
  General and administrative    1,996         785        6,426       4,459
  Compensation benefit –
   variable stock options           -      (1,581)           -      (1,824)
                           ----------  ----------   ----------  ----------
Total operating expenses        4,047       2,462       14,265      15,866
                           ----------  ----------   ----------  ----------

Other income, net               1,478         672        3,725       1,917
                           ----------  ----------   ----------  ----------

Net loss                   $   (1,425) $     (215)  $   (7,164) $   (6,830)
                           ==========  ==========   ==========  ==========

Net loss per share –
 basic and diluted         $    (0.04) $    (0.01)  $    (0.22) $    (0.22)
                           ==========  ==========   ==========  ==========

Shares used in computing
 net loss per share -
 basic and diluted             32,135      31,627       32,076      30,838
                           ==========  ==========   ==========  ==========

   Balance Sheet Data:

                                             September 30,   December 31,
                                                 2006            2005
                                             --------------  --------------
                                              (unaudited)
Assets
 Cash, cash equivalents and short-term
  investments                                $      103,829  $      109,613
 Other current assets                                 1,168           1,097
 Other non-current assets                                93              82
                                             --------------  --------------
  Total assets                               $      105,090  $      110,792
                                             ==============  ==============

Liabilities and Stockholders' Equity
 Current liabilities                         $        5,014  $        5,174
 Long-term liabilities                               13,293          15,643
 Stockholders' equity                                86,783          89,975
                                             --------------  --------------
   Total liabilities and stockholders'
    equity                                   $      105,090  $      110,792
                                             ==============  ==============

CONTACT:
Sabrina Martucci Johnson
Chief Financial Officer and Executive Vice President

Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323